Exhibit 107.1

Calculation of Filing Fee Table

FORM S-4

(Form Type)

CHIJET MOTOR COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares (1)(2)	457	(f)	18,155,000	$10.39	(5)	$188,630,450.00	0.0001102	$20,787.08
	Equity	Ordinary Shares issuable upon exchange of JWAC Rights (1)(3)	457	(f)	1,803,625	$0.1500	(6)	$270,543.75	0.0001102	$29.81
	Equity	Ordinary Shares (1)(4)	457	(f)	157,519,170	$10.39	(5)	$1,636,624,176.30	0.0001102	$180,355.98
	Equity	Ordinary Shares (7)	457	(f)	500,000	$10.39	(8)	$5,195,000.00	0.0001102	$572.49
	Equity	Warrants (9)	457	(g)	—	—		—	—	—
	Equity	Ordinary Shares underlying Warrants(10)	457	(g)(3)	5,414,000	$10.39	(11)	$56,251,460.00	0.0001102	$6,198.91
Carry Forward Securities	—	—	—		—	—		—	—	—
	Total Offering Amounts					—		$1,886,971,630.05	—	$207,944.27
	Total Fees Previously Paid					—		—	—
	Total Fee Offsets					—		—	—
	Net Fee Due					—		—	—	$207,944.27

(1)	The number of ordinary shares with a par value of $0.0001 per share (the “Ordinary Shares”) of Chijet Motor Company, Inc. (“Pubco”) being registered is based upon an estimate of the maximum number of Ordinary Shares issued in connection with the merger of Chijet Motor (USA) Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub”) with and into the Company, whereby the Company and Chijet Inc., a Cayman Islands exempted company (“Chijet”), will become wholly-own subsidiaries of Pubco, a newly formed holding company, pursuant to the Business Combination Agreement by and among the Company, the Merger Sub, Pubco and the other parties thereto (the “BCA”) and represents: (a) all of the outstanding shares of JWAC’s Class A Common Stock, par value $0.0001 per share (the “JWAC Common Stock”) will be exchanged for the right to receive 14,705,000 Ordinary Shares, and all of the outstanding shares of JWAC’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), according to our certificate of incorporation, will be converted into JWAC Common Stock and likewise exchanged for the right to receive 3,450,000 Ordinary Shares (following which exchange all shares of JWAC Common Stock and such shares of Class B Common Stock will be cancelled and cease to exist); (b) the registered holder of each outstanding right to receive one eighth (1/8) of one share of JWAC Common Stock (collectively, the “JWAC Rights”) will be issued the number of full shares of JWAC Common Stock to which such holder of JWAC Rights is eligible, and which shall be exchanged for the equivalent number of Ordinary Shares, comprising the amount of 1,803,625 Ordinary Shares; and (c) the Sellers will receive the number of Ordinary Shares in the Share Exchange that shall have an aggregate value equal to One Billion Six Hundred Million Dollars ($1,600,000,000), comprising the amount of 157,519,170 of Ordinary Shares, subject to certain Sellers having an earnout (the “Earnout”) which would adjust downwards the consideration they receive by up to Six Hundred Seventy Four Million ($674 million) based on certain post-Closing financial performance and stock price metrics of Pubco, and all upon the terms and subject to the conditions set forth in the BCA.

(2)	Represents the maximum number of shares of Ordinary Shares estimated to be issuable in exchange for shares of JWAC Common Stock outstanding immediately prior to the closing of the Business Combination. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(3)	Represents the maximum number of shares of Ordinary Shares estimated to be issuable in exchange for JWAC Rights outstanding immediately prior to the closing of the Business Combination.

(4)	Represents the maximum number of shares of Ordinary Shares estimated to be issuable in exchange for all of the issued and outstanding capital shares of Chijet held by the Sellers. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(5)	Estimated pursuant to Rule 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of JWAC Class A Common Stock on the Nasdaq Global Market on March 6, 2023.

(6)	Estimated pursuant to Rule 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of JWAC Rights on the Nasdaq Global Market on March 6, 2023.

(7)	Represents an aggregate of 500,000 Ordinary Shares, which is comprised of (a) 300,000 shares of JWAC Class A Common Stock issuable to JWAC’s officers and directors within 10 days following the closing of the Business Combination, which will be exchanged for the equivalent number of Ordinary Shares and (b) 200,000 Ordinary Shares issuable to Greentree Financial Group Inc. (“Greentree”) due to the conversion of Baoya’s accrued expenses of $1,000,000 pursuant to the financial consulting agreements with Greentree, following the consummation of the Business Combination.

(8)	Estimated pursuant to Rule 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of JWAC Class A Common Stock on the Nasdaq Global Market on March 6, 2023.

(9)	No fee required pursuant to Rule 457(g) under the Securities Act.

(10)	Represents the maximum number of Ordinary Shares, in aggregate, issuable upon the exercise of the Representative Warrant and the GT Warrant, which are being simultaneously registered hereunder. The aggregate amount is comprised of 414,000 shares underlying the Representative Warrant and 5,000,000 shares underlying the GT Warrant, each of which, upon completion of the Business Combination, will be exchanged for a substantially similar warrant to purchase an equal number of Ordinary Shares on the same terms and conditions as the original warrant, exercisable at $2.00 per share for five years. Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(11)	Estimated pursuant to Rule 457(g)(3) under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of JWAC Class A Common Stock on the Nasdaq Global Market on March 6, 2023.